State of Delaware
Secretary of State
Division of Corporations
Delivered 07:17 AM 05/16/2003
FILED 09:00 AM 05/16/2003
SRV 0303210580-03659620 FILE


                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       Of
                  PROVIDENCE SELECT FUND, LIMITED PARTNERSHIP

      NOW COMES, White Oak Financial Services, Incorporated, a Delaware corporation, as General Partner, to certify and acknowledge the formation of Providence Select Fund, Limited Partnership, a Delaware Limited Partnership, to be effective upon the date of filing of this Certificate to evidence said formation with the Secretary of State for the State of Delaware.

FIRST: The name of the L.P. is:  Providence Select Fund, Limited Partnership.

SECOND: REGISTERED AGENT AND REGISTERED OFFICE

The registered agent and registered office is c/o Corporate Systems Inc., 101
N. Fairfield Dr., Dover, DE 19901 (Kent County) as agent for Providence Select Fund, Limited Partnership.

THIRD: THE NAME AND ADDRESS OF THE SOLE GENERAL PARTNER

The sole General Partner is: White Oak Financial Services, Incorporated, a Delaware corporation, P. O. Box C, Fremont, IN 46737.

FOURTH: THE PURPOSE OF THE LIMITED PARTNERSHIP

The Limited Partnership shall act as the vehicle to acquire capital to be traded by one or more professional commodity trading advisors and for such other purposes as the General Partner or the vote of the Partners as provided in the Limited Partnership Agreement may, from time to time, legally determine. The Fund shall have initial capital of $2,000. There will be no other contribution to capital prior to the sale of a minimum number of partnership interests (the "Units") pursuant to the terms of offering documents to be prepared by the General Partner on behalf of the Limited Partnership as the issuer. The operation of the Fund shall be governed and controlled by the Limited Partnership Agreement also to be effective as of the date this Certificate is filed with the State of Delaware, as said Limited Partnership Agreement may be amended, from time to time, without amendment to this Certificate.

WHEREFORE, this Certificate of Limited Partnership of Providence Select Fund, Limited Partnership was signed by the sole General Partner, first duly authorized, for the purposes stated herein on this 15th day of May, 2003 to be effective on the date filed with the State of Delaware.

                              White Oak Financial Services, Incorporated
                              General Partner

                              By: /s/Michael Pacult
                                  Michael Pacult, President